Exhibit 99


             NDS Group Plc Reports Second Quarter Results

       Earnings Release for the Quarter Ended December 31, 2005

        Continued Revenue and Operating Income Growth Through
          Increase in Subscribers and Middleware Deployments


    NEW YORK & LONDON--(BUSINESS WIRE)--Jan. 31, 2006--NDS Group plc (NASDAQ:NNDS)(EURONEXT:NNDS)(BSE:NNDS):

    HIGHLIGHTS:

    -- Revenues for second quarter up 7% to $152 million; Six months up 5% to $297 million

    -- Operating income up 42% to $34.3 million; Six months up 42% to $70.1 million

    --  61.4 million active digital TV smart cards

    -- 7.4 million additional set-top boxes activated with NDS middleware

    --  2 million cumulative DVR deployments

    NDS Group plc ("NDS" or the "Company") (NASDAQ / Euronext
Brussels: NNDS), a supplier of open end-to-end digital technology and services to digital pay-television platform operators and content providers, announced today its results for the quarter ended December 31, 2005.
    Commenting on NDS's performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS, said: "We are pleased to report another successful quarter as NDS continues to invest heavily in scaling up to meet the demands of our customers for our advanced technologies. With our DVR and middleware deployments gathering momentum around the world, we are now working on expanding their capabilities to embrace broadband IP networks and to connect to a broad range of consumer electronic devices, allowing our customers to expand the choice and convenience for consumers and to continue to offer the most exciting and satisfying television viewing experience."

KEY FINANCIAL MEASURES
                           Three months ended       Six months ended
                              December 31,            December 31,
                           --------------------  --------------------
                                2005       2004       2005       2004
                           ---------  ---------  ---------  ---------
Revenue (in thousands)     $ 152,203  $ 141,623  $ 296,698  $ 282,902

Operating income
 (in thousands)             $ 34,320   $ 24,131   $ 70,055   $ 49,415

Operating margin                22.5%      17.0%      23.6%      17.5%

Net Income (in thousands)   $ 25,960   $ 17,884   $ 53,065   $ 35,501

Diluted net income per
 share                         $0.45      $0.32     $ 0.92      $0.63
                           ---------  ---------  ---------  ---------

KEY NON-FINANCIAL MEASURES
                           Three months ended       Six months ended
                               December 31,            December 31,
                           --------------------  --------------------
                                2005       2004       2005       2004
                           ---------  ---------  ---------  ---------
Smart card deliveries
 (in millions)
Quantity delivered
 in period                       6.1        8.1       11.6       17.0
                           ---------  ---------  ---------  ---------
Authorized cards
 (in millions)
Net additions                    2.9        4.0        4.7        7.8
At end of period                61.4       51.8       61.4       51.8
                           ---------  ---------  ---------  ---------
Middleware deployments
 (in millions)
Set-top boxes deployed
 in period                       7.4        0.5       13.7        0.9
Cumulative set-top boxes,
 end of period                  34.1       19.3       34.1       19.3
                           ---------  ---------  ---------  ---------
DVR deployments
 (in millions)
Set-top boxes in period          0.3        0.2        0.6        0.5
Cumulative set-top boxes,
 end of period                   2.0        0.9        2.0        0.9
                           ---------  ---------  ---------  ---------
Employees
Full-time equivalents,
 end of period                 2,725      2,234      2,725      2,234
                           ---------  ---------  ---------  ---------

    STRATEGIC DEVELOPMENTS

    -- DIRECTV commenced offering its subscribers a digital video recorder ("DVR") incorporating NDS advanced XTV technologies, marketed under the brand "DIRECTV Plus".

    -- SkyLife (Korea Digital Satellite Broadcasting), with 1.8 million subscribers, selected NDS's XTV technology for an integrated DVR service anticipated to launch in mid-2006.

    -- Tata Sky signed contracts for NDS to provide technologies for its new DTH satellite service, expected to commence broadcasting to subscribers in India later in 2006.

    -- Telekom Austria launched its aonDigital service, which delivers multi-channel pay-TV and video-on-demand services to customers through a broadband connection using NDS Synamedia IP-TV technologies.

    -- New contracts signed with Serbia Broadband and Romania's DTH Television Grup offer growth opportunities in Eastern Europe.

    -- Comcor launched its AKADO digital service in Russia using NDS technologies.

    --  Advanced application deployments with Bell ExpressVu,
        Cablevision (Sesame Street) and Cartoon Network Asia Pacific illustrate how NDS is contributing to the evolution of TV by offering more entertainment choices to subscribers around the world.

    FINANCIAL REVIEW

    Revenue

    Revenue for the three months ended December 31, 2005 was $152.2 million, an increase of 7% compared to the corresponding period of the previous fiscal year. For the six months ended December 31, 2005, revenues increased by 5% to $296.7 million compared to the corresponding period of fiscal 2005.
    Conditional access revenue increased in the three months ended December 31, 2005 due to higher security fees as the number of authorized cards using NDS technologies increased. This was offset by a reduction in smart card sales reflecting the fact that shipments in the prior year were exceptionally high, principally due to demand from Sky Italia, which in fiscal 2005 completed the migration of all its subscribers to NDS technology. Revenue in the current year from integration, development and support related to the delivery of a series of enhancements to the Company's customers and some middleware development revenue. The prior year included revenue from the migration of Sky Italia subscribers to NDS technology. Higher license fees and royalties were mainly due to middleware supplied to DIRECTV, which has downloaded NDS's MediaHighway middleware to certain models of set-top boxes in use by its subscribers and has also incorporated the middleware into newly manufactured units. The increase in revenue from new technologies was due to higher income from interactive infrastructure, gaming applications and our Synamedia IP-TV technologies. We also recognized higher development and royalty income related to the deployment of the Company's advanced DVR technologies by several of our customers.

    Cost of goods and services sold and gross margin

    Cost of goods and services sold increased by 14% in the three months ended December 31, 2005, compared to the corresponding period in the previous fiscal year; for the six months ended December 31, 2005, the increase in cost of goods and services sold was 9%. The effect of lower volumes of smart cards shipped was offset by a substantial increase in technical resources working on customer support and development projects undertaken under customer contracts. Gross margin as a percentage of revenues was 59.4% and 59.0% for the three and six months periods ended December 31, 2005, respectively.

    Operating expenses

    Total operating expenses decreased approximately 11% and 14 % for the three and six months periods ended December 31, 2005, respectively, compared to the corresponding respective periods in the prior fiscal year. This decrease is attributable to a higher proportion of technical resources being utilized on specific customer projects as opposed to internal research projects and development activities. Partially offsetting these decreases were increased infrastructure and facilities costs primarily due to the increase in the number of software development engineers. Sales and marketing expenses increased as a result of greater activity, particularly in Europe and Asia. General and administrative expenses were lower in the current year as the prior fiscal year results included an accrual of $3.0 million for abandoned property; the accrual was subsequently reversed following management's commitment in March 2005 to reoccupy the premises in October 2005.

    Operating income and other items

    As a result of the factors outlined above, operating income was $34.3 million for the three months ended December 31, 2005, compared to $24.1 million for the corresponding period of the previous fiscal year. For the six months ended December 31, 2005, operating income was $70.1 million, compared to $49.4 million for the corresponding period of the previous fiscal year.
    Net income for the three months ended December 31, 2005 was $26.0 million, or $0.46 per share ($0.45 on a diluted basis), compared to $17.9 million, or $0.33 per share ($0.32 on a diluted basis), for the three months ended December 31, 2004. For the six months ended December 31, 2005, net income was $53.1 million, or $0.95 per share ($0.92 on a diluted basis), compared to $35.5 million, or $0.65 per share ($0.63 on a diluted basis), for the corresponding period of the previous fiscal year.

    Liquidity and capital resources

    The Company had a net inflow of cash of $41.1 million in the six months ended December 31, 2005, compared to a net cash inflow of $27.3 million in the corresponding period of the previous fiscal year. As of December 31, 2005, the Company had cash and cash equivalents of $380 million.
    Net cash provided by operating activities was $44.4 million in the six months ended December 31, 2005, compared to $28.7 million in the corresponding period of the previous fiscal year. The increase in net cash provided by operating activities reflects lower payments for the purchase of smart cards and lower tax payments. These factors were offset in part by lower receipts from customers, due to high billings in December 2005 which were not due for payment as of December 31, 2005. As a result of the period end billings, the accounts receivable balance was higher at December 31, 2005 as compared to June 30, 2005. Additionally, payments of payroll costs, travel expenses and facilities costs were higher in the six months ended December 31, 2005, compared to the corresponding period of the previous fiscal year, as a result of an increase in the number of the Company's employees.
    Net cash used in investing activities for the six months ended December 31, 2005, comprised of $14.6 million of capital expenditure and $3.1 million for business acquisitions, net of cash acquired. This compares with capital expenditure of $8.5 million in the corresponding period of the previous fiscal year. The increase in capital expenditure is due to investment in new facilities in the United Kingdom, India and the United States, and higher purchases of technical equipment required to support customers.
    During the six months ended December 31, 2005, approximately 800,000 shares were issued upon exercise of stock options by employees. This generated cash of $9.8 million and tax benefits of $4.6 million.

    About NDS

    NDS Group plc (NASDAQ/ Euronext Brussels: NNDS), a majority-owned subsidiary of News Corporation is a leading supplier of open end-to-end digital pay TV solutions for the secure delivery of entertainment and information to television set-top boxes and IP devices. See www.nds.com for more information about NDS.

    Cautionary Statement Concerning Forward-looking Statements

    This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.

    CONFERENCE CALL

    Dr. Abe Peled, Chairman and Chief Executive Officer and Alex
Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 9:00 am New York time (2:00 pm UK time) on Tuesday, January 31, 2006.

Dial-in
US Dial-in:                   1-866-832-0717
UK Dial-in:                   0800 073 8967
International Dial-in:        +44 1452 562 716

Replay (available for 7 days)
Replay passcode:              3783048#
U.K. Toll Free Replay:        0845 245 5205
U.S. Toll Free Replay:        1-866-247-4222
International Replay:         +44 1452 550000

An audio replay will also be available on the NDS website www.nds.com from February 1, 2006.

                            NDS Group plc
           Unaudited Consolidated Statements of Operations
          (in thousands, except share and per share amounts)

                       For the three months      For the six months
                        ended December 31,       ended December 31,
                       ----------------------  ----------------------
                           2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
Revenue:
  Conditional access     $ 87,619    $ 86,719   $ 170,764   $ 177,043
  Integration,
   development &
   support                 11,860      12,017      25,694      28,825
  License fees &
   royalties               26,941      18,838      51,507      34,838
  New technologies         23,047      21,540      43,906      38,510
  Other                     2,736       2,509       4,827       3,686
                       ----------  ----------  ----------  ----------
Total revenue             152,203     141,623     296,698     282,902
                       ----------  ----------  ----------  ----------
Cost of goods and
 services sold:
  Smart card costs        (23,082)    (32,543)    (44,707)    (71,342)
  Operations              (34,902)    (17,056)    (68,581)    (32,609)
  Royalties                (2,781)     (4,683)     (5,678)     (7,758)
  Other                    (1,011)       (104)     (2,633)       (244)
                       ----------  ----------  ----------  ----------
Total cost of goods
 and services sold        (61,776)    (54,386)   (121,599)   (111,953)
                       ----------  ----------  ----------  ----------
Gross margin               90,427      87,237     175,099     170,949
                       ----------  ----------  ----------  ----------
Operating expenses:
  Research &
   development            (36,341)    (40,333)    (66,445)    (78,654)
  Sales & marketing        (6,734)     (6,053)    (14,005)    (12,119)
  General &
   administration          (9,197)    (15,183)    (17,774)    (27,285)
  Amortization of
   other intangibles       (2,458)     (3,189)     (4,796)     (6,290)
  Other                    (1,377)      1,652     (2,024)       2,814
                       ----------  ----------  ----------  ----------
Total operating
 expenses                 (56,107)    (63,106)   (105,044)   (121,534)
                       ----------  ----------  ----------  ----------

Operating income           34,320      24,131      70,055      49,415

Other income                3,508       2,843       6,384       4,833
                       ----------  ----------  ----------  ----------
Income before income
 tax expense               37,828      26,974      76,439      54,248

Income tax expense        (11,868)     (9,090)    (23,374)    (18,747)
                       ----------  ----------  ----------  ----------
Net income               $ 25,960    $ 17,884    $ 53,065    $ 35,501
                       ==========  ==========  ==========  ==========
Net income per share:
Basic net income
 per share                  $0.46       $0.33       $0.95       $0.65
Diluted net income
 per share                  $0.45       $0.32       $0.92       $0.63
                       ==========  ==========  ==========  ==========
Number of shares used
 in calculation of:
    Basic net income
     per share         55,875,405  54,631,520  55,647,429  54,423,657
    Diluted net income
     per share         57,686,525  56,767,830  57,540,593  56,452,363
                       ==========  ==========  ==========  ==========


                            NDS Group plc
                Unaudited Consolidated Balance Sheets
                 (in thousands, except share amounts)

                                                 As of        As of
                                             December 31,    June 30,
                                                 2005          2005
                                             ------------  ----------
ASSETS
Current assets:
   Cash and cash equivalents                    $ 379,634   $ 339,791
   Accounts receivable, net                       112,210      73,588
   Accrued income                                  36,680      25,391
   Inventories                                     32,963      41,508
   Prepaid expenses                                11,936      15,795
   Other current assets                             3,480       3,595
                                                ---------   ---------
Total current assets                              576,903     499,668

Property, plant and equipment, net                 40,254      33,962
Goodwill                                           63,064      64,236
Other intangibles, net                             46,578      48,537
Deferred tax assets                                 5,319       5,121
Other receivables                                   6,191           -
Other non-current assets                           21,874      20,374
                                                ---------   ---------
Total assets                                    $ 760,183   $ 671,898
                                                =========   =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                              $ 13,903    $ 18,336
   Deferred income                                 45,246      47,175
   Accrued payroll costs                           18,449      25,069
   Accrued expenses                                15,588      21,097
   Income tax liabilities                          18,503       4,070
   Other current liabilities                       12,322      13,498
                                                ---------   ---------
Total current liabilities                         124,011     129,245

Accrued expenses                                   31,141      28,547
Deferred income                                   111,564      87,353
                                                ---------   ---------
Total liabilities                                 266,716     245,145
                                                ---------   ---------
Shareholders' equity:
   Series A ordinary shares, par value
    $0.01 per share: 14,119,171 and
    13,318,546 shares outstanding as of
    December 31, and June 30, 2005,
    respectively                                      141         133
   Series B ordinary shares, par value
    $0.01 per share: 42,001,000 shares
    outstanding as of December 31, and
    June 30, 2005, respectively                       420         420
   Deferred shares, par value GBP 1 per share:
    42,000,002 shares outstanding as of
    December 31, and June 30, 2005,
    respectively                                   64,103      64,103
   Additional paid-in capital                     514,432     498,363
   Accumulated deficit                           (127,506)   (180,571)
   Other comprehensive income                      41,877      44,305
                                                ---------   ---------
Total shareholders' equity                        493,467     426,753
                                                ---------   ---------
Total liabilities and shareholders' equity      $ 760,183   $ 671,898
                                                =========   =========


                            NDS Group plc
           Unaudited Consolidated Statements of Cash Flows
                            (in thousands)

                                                 For the six months
                                                 ended December 31,
                                                ---------------------
                                                    2005        2004
                                                ---------   ---------
Operating activities:
Net income                                       $ 53,065    $ 35,501

Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation                                     7,838       6,917
   Amortization of other intangibles                4,796       6,290
   Stock-based compensation                         1,712       3,390
   Other                                                -         (46)

Change in operating assets and liabilities,
 net of acquisitions                              (22,964)    (23,324)
                                                ---------   ---------
Net cash provided by operating activities          44,447      28,728
                                                ---------   ---------
Investing activities:
Capital expenditure                               (14,632)     (8,461)
Business acquisitions, net of cash acquired        (3,121)        (17)
Proceeds from sale of investments                       -         232
                                                ---------   ---------
Net cash used in investing activities             (17,753)     (8,246)
                                                ---------   ---------
Financing activities:
Issuance of shares (inclusive of excess tax
 benefits of $4,578 and $--)                       14,365       6,850
                                                ---------   ---------

Net increase in cash and cash equivalents          41,059      27,332

Cash and cash equivalents, beginning of period    339,791     228,620
Exchange movements                                 (1,216)     11,019
                                                ---------   ---------
Cash and cash equivalents, end of period        $ 379,634   $ 266,971
                                                =========   =========


    CONTACT: NDS Group plc
             Margot Field (Media), +44 208 476 8158
             or
             Yael Fainaro (IR), +44 208 476 8287
             0r
             Shared Value
             Noah Schwartz, +44 207 321 5032
             or
             Breakaway Communications US
             Kelly Fitzgerald, +1-212-590-2555